Exhibit 10.2

Fisher Communications, Inc.
100 4th Avenue North, Suite 510 Seattle, Washington 98109 tel 206.404.7000 fax 206.404.6037 www.fsci.com

October 3, 2005

Colleen Brown

3220 Cornell Avenue

Dallas, TX 75205

Dear Colleen,

On behalf of the Board of Directors of Fisher Communications, Inc., I am pleased to extend this offer for you to join Fisher Communications, Inc. as President and CEO. We look forward to you starting on October 10, 2005.

The following outlines your initial compensation and benefits provisions:

1.	Base Salary - $500,000.

2.	Participation in the Fisher Communications, Inc. Short-Term Incentive Plan.

a.	Payout Target percentage equal to 50% of Base Salary ($250,000)

b.	Maximum payout equal to 150% of Target ($375,000)

c.	Payout is calculated based upon defined criteria and metrics tied to the financial performance of Fisher Communications, Inc.

3.	Participation in the Fisher Communications, Inc. Long-Term Incentive Plan.

a.	You will receive an initial Stock Option grant to purchase 15,000 shares of Fisher Communications, Inc. common stock scheduled to vest over a five year period with ten-year expiration.

b.	Receive 3000 shares of Restricted Stock scheduled to vest over a five year period.

4.	The Compensation Committee of the Board of Directors is committed to working collaboratively with you to revise the Short-Term Incentive Plan for all plan participants for 2006. In addition, we are committed to working with you to review and revise, as appropriate, the Long-Term Incentive Plan.

5.	Change-In-Control Agreement. An Agreement will be forwarded to you which details the conditions under which payment, in the amount of two times base salary, will be paid to you, if your employment is terminated as a result of a change of control.

6.	Relocation expenses will be provided to assist you and your family with your move to Seattle. The Company will provide the following assistance to be coordinated with Laura Boyd, Vice President Human Resources:

a.	Pay reasonable expenses for moving your household furnishings and personal property.

b.	Provide temporary housing in Seattle and a rental automobile for up to 60 days, if needed.

c.	Airfare for your spouse for up to three (3) house hunting trips.

d.	Relocation expenses will be grossed up to cover the out of pocket tax costs.

7.	Benefits. You will be eligible to receive healthcare (medical, RX, dental and vision), 401(k), group life and disability and other fringe benefits, according to Fisher’s standard coverage and eligibility requirements for each plan. Enclosed is our current Benefits-at-a-Glance which provides the highlights of our group benefit programs.

8.	You will receive Fisher’s standard paid time off benefits, with the exception that you will begin accruing four weeks of vacation per year upon your date of hire.

We look forward to working with you on an announcement and press release regarding your appointment.

Feel free to contact Laura Boyd, Vice President of Human Resources, for additional information and to assist with coordinating your relocation. Laura can be reached at (206) 404-6722 or email lboyd@fsci.com.

I want to express my distinct pleasure in welcoming you to Fisher Communications, Inc. and express the Board’s enthusiasm in your leadership as CEO in revitalizing Fisher and developing it’s potential.

Sincerely,

/s/ Phelps Fisher
Chairman